Filed Pursuant to Rule 424(b)(3)

File No. 333-233709

KKR CREDIT OPPORTUNITIES PORTFOLIO

(the “Fund”)

Supplement dated June 14, 2021 to the

Prospectus and Statement of Additional Information (“SAI”),

each dated February 28, 2021

Capitalized terms and certain other terms used in this Supplement, unless otherwise defined in this Supplement, have the meanings assigned to them in the Prospectus and SAI.

The Fund’s investment adviser, KKR Credit Advisors (US) LLC (the “Adviser”), has voluntarily agreed to temporarily reduce its Management Fee to an annual rate of 1.00% of the Fund’s average daily Managed Assets from July 1, 2021, until December 31, 2021. Effective January 1, 2022, the Adviser’s agreement to temporarily reduce its Management Fee will terminate, and the Adviser will receive a Management Fee at an annual rate of 1.30% of the Fund’s average daily Managed Assets. The foregoing fee schedule may be extended, terminated or modified by the Adviser in its sole discretion and at any time, including prior to any such date listed above.

Additionally, effective immediately, the following is added as a second paragraph to the section of the Prospectus entitled “THE FUND”:

For the Fund’s most recent month-end performance, please visit the Fund’s website at www.kkrfunds.com/kcop.

This Supplement should be retained for future reference.